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Exhibit 99.1

[CENTRUY BANK LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Paul V. Cusick, Jr.

Phone: (781) 393-4601

Fax: (781) 393-4071


                  CENTURY BANK AND TRUST COMPANY ANNOUNCES NEW
                EXECUTIVE VICE PRESIDENT AND CO-CHIEF OPERATING
                                     OFFICER

MEDFORD, MA, MARCH 10, 2004 --- Century Bank and Trust Company ("Century"), a wholly - owned subsidiary of Century Bancorp, Inc. (NASDAQ:CNBKA) (www.century-bank.com) announced that its Board of Directors today elected Barry
R. Sloane, 49, Executive Vice President and Co-Chief Operating Officer. Mr. Sloane will be presented to the Board of Century Bancorp, Inc. in April for election as an Executive Vice President.

Marshall M. Sloane, Chairman and Chief Executive Officer of Century, commented that Barry joins his brother, Jonathan G. Sloane, 45, President and Chief Operating Officer of Century Bank and Trust Company "to complete the Senior Management team of Century for the decades ahead. It has long been my goal to complement the superb performance of Jonathan's twenty-three years of experience at Century with Barry's fifteen years of group management responsibilities at Citigroup and Credit Suisse in New York. Together they form a partnership that I believe will be able to continue to execute our goal of remaining the finest independent bank in Massachusetts."

Mr. Sloane will join Century in April, leaving Steinberg, Priest & Sloane Capital Management, LLC, as value equity investment advisor in New York City. He holds a BA and MPA from Harvard University.

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Century Bank and Trust Company, a wholly-owned subsidiary of Century Bancorp,
Inc., is a state chartered full service commercial bank, operating twenty-two full-service branches in the Greater Boston area, and offers a full range of Business, Personal, Cash Management, Municipal and Investment products. Century Bank and Trust is a member of the FDIC and is an Equal Housing Lender.


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